Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-60787, No. 333-39811, No. 333-48750, No. 333-58026, No. 333-134897, No. 333-118351, No. 333-169318, No. 333-176410 and No. 333-207362 each on Form S-8 of our report dated March 31, 2016, relating to the consolidated financial statements of Williams-Sonoma, Inc. and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASU 2015-17, “Balance Sheet Classifications of Deferred Taxes”), and the effectiveness of Williams-Sonoma, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Williams-Sonoma, Inc. for the fiscal year ended January 31, 2016.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 31, 2016